                            [LETTERHEAD OF MOHAWK]

For Release:   Immediately

Contact:       John D. Swift, Chief Financial Officer

                   MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD
                 RESULTS FOR THE 1999 FOURTH QUARTER AND YEAR

Calhoun, Georgia, February 10, 2000 - Mohawk Industries, Inc. (NYSE: MHK), today announced the highest fourth quarter and annual earnings per share attained by the Company. Diluted earnings per share (EPS) for the quarter were a record
$0.70 per share (9% above last year) or $40,175,000 in net earnings.   This
compares to EPS before nonrecurring charges for the fourth quarter of 1998 of $0.64 per share or $39,143,000 in net earnings. This improvement in EPS and net earnings, primarily results from higher sales. The fourth quarter 1998 results included nonrecurring charges for the write-down of assets to be disposed of related to the pooling-of-interests acquisition of World Carpets, Inc. and a pre-tax charge for costs associated with the World acquisition. EPS for the fourth quarter of 1998 after nonrecurring charges was $0.41 per share or $25,112,000 in net earnings.

Net sales for the current quarter increased 4% to $775,547,000 compared to $746,887,000 for the fourth quarter of 1998. This sales increase can be attributed to internal growth. There was also an increase in sales attributable to the acquisition of Image that was offset by four fewer shipping days in the fourth quarter of 1999 when compared to the fourth quarter of 1998 due to differences in the Company's fiscal calendar between the two years. Interest expense was higher in the fourth quarter of 1999 primarily as a result of increased levels of debt associated with acquisitions that were completed during the first half of 1999 and the Company's stock repurchase program which was offset by a decrease in the Company's weighted average interest rate in 1999. The Company's Board of Directors authorized the repurchase of up to 10,000,000 shares of its outstanding common stock during the last half of 1999. As of December 31, 1999, the Company had purchased 3,952,000 shares for approximately $83,986,000, all of which are held as treasury shares. The Company has currently repurchased a total of approximately 4,900,000 shares for approximately $105,000,000.

EPS for the year 1999 of $2.61 per share (23% above last year) or $157,239,000 in net earnings were the highest in the Company's history. This compares to EPS before nonrecurring items of $2.13 per share in 1998 or $130,494,000 in net earnings. The improvement in EPS and net earnings primarily results from higher sales and higher gross profit. For the year ended December 31, 1998, the Company recorded EPS of $1.89 per share or $115,254,000 in net earnings, after the nonrecurring charges for the write down of assets disposed of related to the pooling-of-interests acquisition of World and pre-tax charge for costs associated with the World acquisition.

Net sales for the year totaled $3,083,264,000, representing an increase of approximately 12% over the $2,744,620,000 recorded in the prior year. Interest expense was higher in 1999 primarily as a result of increased levels of debt due to acquisitions and the stock repurchase program which was offset by a decrease in the Company's weighted average interest rate in 1999.

Effective January 1, 2000, the Company changed the estimated useful lives of buildings, manufacturing equipment and furniture and fixtures. The Company believes this change more accurately reflects the actual lives of these assets and is more consistent with industry practice. The prospective change is estimated to reduce annual depreciation expense by approximately $20 million in 2000.

In the January 2000 issue of Flooring Magazine, David L. Kolb, Chairman and CEO, and Jeff Lorberbaum, President and COO, were recognized as the 1999 People of the Year. This honor was given in recognition of the Company's series of successful acquisitions and internal growth since 1992 allowing the Company to grow from a Company with approximately $400 million in sales to the second largest carpet manufacturer in the world with over $3 billion in sales in 1999.

In commenting on the fourth quarter performance, Mr. Kolb stated, "We are pleased with our 1999 fourth quarter results which included a 4% increase in sales over the fourth quarter of 1998 as compared to an industry increase of
approximately 2%.   We have consistently outpaced industry growth during the
year and our management team is very focused on continuing in this strong position. We are excited about the opportunities for future growth in both new and existing product lines. At Surfaces 2000 we introduced our new hardwood product under Mohawk Hardwood Flooring which will include a variety of colors, patterns and designs. We also expanded our line of laminates to include a new wide-plank product and began the geographical expansion of ceramic products into additional regions of the U.S. Most encouraging was the strong customer response to our new carpet introductions which focused on higher quality and more stylized products for all divisions. Customer activity on our newly introduced business to business internet service (www.mohawknet.com) has been very strong with over 1000 dealers actively using the system at this time.

We were also included in the Forbes magazine Platinum 400 list which was published in the January 2000 issue of Forbes. This list includes exceptional large corporations that have achieved certain short- and long-term growth and profitability goals. We were very pleased to be included in this prestigious group."

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, new products and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to successfully integrate its recent acquisitions and the success of the stock buy-back program, new product introductions and new marketing programs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk, competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and dealers.


                                     #####


         There will be a conference call on Friday, February 11, 2000
         ------------------------------------------------------------
                           At 11:00 AM Eastern Time
                           ------------------------
                The telephone number to call is 1-800-603-9255.
                -----------------------------------------------

                                     #####

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data                       Three Months Ended                  Twelve Months Ended
--------------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except per share data)      December 31, 1999   December 31, 1998(1) December 31, 1999   December 31, 1998(1)
                                                   -----------------   -----------------    -----------------   -----------------
Net sales                                          $          775,547            746,887            3,083,264          2,744,620
Cost of sales                                                 581,174            557,357            2,306,405          2,063,333
--------------------------------------------------------------------------------------------------------------------------------
    Gross profit                                              194,373            189,530              776,859            681,287
Selling, general and administrative expenses                  120,142            116,089              482,062            432,191
Carrying value reduction of property, plant and
    equipment and other assets                                      -              2,900                    -              2,900
--------------------------------------------------------------------------------------------------------------------------------
    Operating income                                           74,231             70,541              294,797            246,196
Interest expense                                                8,690              7,687               32,632             31,023
Acquisition costs -- World Merger                                   -             17,700                    -             17,700
Other expense, net                                               (864)             1,043                2,266              2,667
--------------------------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                               66,405             44,111              259,899            194,806
Income taxes                                                   26,230             18,999              102,660             79,552
--------------------------------------------------------------------------------------------------------------------------------
    Net earnings                                   $           40,175             25,112              157,239            115,254
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                           $             0.70               0.42                 2.63               1.91
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding                     57,163             60,494               59,730             60,393
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                         $             0.70               0.41                 2.61               1.89
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average common and dilutive potential
    common shares outstanding                                  57,730             61,216               60,349             61,134
--------------------------------------------------------------------------------------------------------------------------------


Consolidated Balance Sheet Data
(Amounts in thousands)

                                                                                         December 31, 1999    December 31, 1998  (1)
                                                                                         -----------------    -----------------
ASSETS
Current assets:
    Cash                                                                               $                  _               2,384
    Receivables                                                                                     337,824             331,928
    Inventories                                                                                     494,774             423,837
    Prepaid expenses                                                                                 25,184              19,322
    Deferred income taxes                                                                            76,628              69,464
-------------------------------------------------------------------------------------------------------------------------------
        Total current assets                                                                        934,410             846,935
Property, plant and equipment, net                                                                  624,814             454,867
Other assets                                                                                        123,649             103,684
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                                                                                       $          1,682,873           1,405,486
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                                                33,961              44,424
    Accounts payable and accrued expenses                                                           340,392             364,037
-------------------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                                   374,353             408,461
Long-term debt, less current portion                                                                562,104             332,665
Deferred income taxes and other long-term liabilities                                                53,870              53,301
-------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                           990,327             794,427
-------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                          692,546             611,059
-------------------------------------------------------------------------------------------------------------------------------
                                                                                       $          1,682,873           1,405,486
-------------------------------------------------------------------------------------------------------------------------------

(1) Restated to give retroactive effect to the merger with Durkan Patterned Carpets, Inc. which was accounted for under the pooling-of-interests method of accounting and certain prior year financial statement balances have been reclassified to conform with the current year's presentation.

--------------------------------------------------------------------------------
    Dates for Future Press Releases and Conference Calls:

               Press Release   Conference Call


    4th Qtr. 1999   February 10      February 11      11:00 a.m.  (800-603-9255)
    1st Qtr. 2000   April 24         April 25         11:00 a.m.        "
    2nd Qtr. 2000   July 20          July 21          11:00 a.m.        "
    3rd Qtr. 2000   October 19       October 20       11:00 a.m.        "
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